EXHIBIT 99.1

PRESS RELEASE

KAR Global Completes Sale of ADESA US
Physical Auction Business to Carvana

CARMEL, Ind.– May 10, 2022 – KAR Auction Services, Inc., d/b/a/ KAR Global (NYSE: KAR), a leading provider of digital marketplace solutions for used vehicles, successfully completed its sale of the ADESA U.S. physical auction business to Carvana. The sale, originally announced in February, includes all ADESA U.S. physical auction sites, operations and staff at 56 ADESA U.S. vehicle logistics centers and exclusive use of the ADESA.com marketplace in the U.S. The completed transaction advances KAR’s digital strategy, enhances the company’s financial profile and better positions the company and its industry-leading digital marketplaces for accelerated growth.

“We believe the future is digital, and the channel shift towards digital across our industry is gaining momentum. KAR is now better positioned than ever to lead this evolution and capture the broad opportunities ahead,” said Peter Kelly, CEO of KAR Global. “Our new, more simplified business model allows us to focus our strategy, energy and investments on developing and deploying the digital solutions our customers want, need and value the most. We believe expanding our capabilities and the portfolio of services we provide will generate the greatest benefits for those customers, increase our market share and, ultimately, deliver the greatest value to our shareholders.”

KAR will continue to operate its OPENLANE platform that supports more than 40 private label programs representing approximately 80% of North America’s off-lease inventory. KAR will also continue operating its rapidly growing digital dealer-to-dealer businesses—BacklotCars and CARWAVE in the U.S. and TradeRev in Canada. In addition, the company will retain its ADESA Canada, ADESA U.K. and ADESA Europe businesses as well as its affiliated inspections, transportation and other services brands, including leading floorplan solutions provider AFC.

Additional details on the company’s strategy and projections will be covered in KAR’s analyst day update call, which it anticipates will take place in June. Final dates and time for the call will be announced publicly and published on the investor relations section of karglobal.com.

Goldman Sachs & Co. LLC served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to KAR.

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KAR Media Inquiries:	KAR Analyst Inquiries:
Jill Trudeau	Mike Eliason
(317) 796-0945	(317) 249-4559
jill.trudeau@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, Europe and the Philippines. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.